EXHIBIT 99.1

Ohio Legacy Announces Completion of Branch Acquisition

WOOSTER, Ohio, Aug. 30, 2004 (PRIMEZONE) -- Ohio Legacy Corp (Nasdaq:OLCB) President and CEO, L. Dwight Douce today announced the completion of the purchase and assumption of Unizan Bank's financial center located at 3562 Commerce Parkway in Wooster, Ohio, effective August 28, 2004, by its subsidiary Ohio Legacy Bank, N.A.

Under the purchase and assumption agreement, which was announced on May 21, 2004, Ohio Legacy Bank acquired the physical assets and $15.3 million of deposits. Mr. Douce also stated that he was very pleased to welcome the Milltown staff to Ohio Legacy and that he felt the expansion into the north end supported Ohio Legacy's commitment to serve Wayne County. The newly integrated branch is the Company's fourth banking location and second in Wooster, near a thriving commercial and retail market.

ABOUT OHIO LEGACY CORP

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers through four full-service banking locations in Canton, Millersburg and Wooster, Ohio. As of June 30, 2004, the Company had $172.5 million in assets.

CONTACT:  Ohio Legacy Corp
          L. Dwight Douce, Chief Executive Officer and President
          Eric S. Nadeau, Chief Financial Officer and Treasurer
          (330) 263-1955